UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 23, 2004

Trafalgar Ventures Inc.

(Exact name of registrant specified in charter)

Nevada	000-50505	98-0377027
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

355 Burrard Street, Suite 1530

Vancouver, British Columbia, Canada V3J 5V7

(Address of principal executive offices)  (Zip Code)

(604) 719-8747

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

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ITEM 5.

    OTHER EVENTS.

On July 23, 2004, Trafalgar Ventures Inc., a Nevada corporation (the “Registrant’) signed an Agreement and Plan of Merger by and among the Registrant, Cyberkinetics, Inc., a privately-held Delaware corporation (“Cyberkinetics”), Trafalgar Acquisition Corporation, a privately-held Nevada corporation and wholly-owned subsidiary of the Registrant (the “Merger Sub”), and Robert Gorden Smith, an individual stockholder of the Registrant (the “Merger Agreement”).  A copy of the Merger Agreement is attached hereto as Exhibit 2.1.

The merger is to be effectuated through the Merger Sub, which will then merge with and into  Cyberkinetics, with Cyberkinetics being the surviving corporation.  The Registrant will issue 12,605,168 shares of its restricted common stock, 2,824,863 options and 81,619 warrants to purchase additional shares of its restricted stock to the shareholders of Cyberkinetics.  The Registrant will also cancel up to 1,500,000 shares of common stock held by its current officers and directors and will distribute assets to them that the Registrant held prior to the merger.  The Registrant will also deposit 1,300,000 shares of common stock into an escrow account, which shall cover any claims for breach of warranties, indemnities, covenants or undertakings contained in the Merger Agreement raised by Cyberkinetics during the one-year period following the closing of the merger.

Immediately prior to the merger, the Registrant will effectuate a 1-for-2.1142857 reverse stock split of its common stock.  Additionally, immediately following the merger, the Registrant will reincorporate from the State of Nevada to the State of Delaware and will change its corporate name from Trafalgar Ventures Inc. to Cyberkinetics, Inc.

The merger will result in a change-in-control by Cyberkinetics and its shareholders and the assumption of Cyberkinetics’ operations and liabilities.  In connection with the change-in-control, the Board of Directors and management of Cyberkinetics will become the Board of Directors and management of the Registrant.

The Registrant intends to file an Information Statement on Schedule 14C regarding the merger transaction.  Investors and security holders are urged to read the Information Statement when it becomes available, as it will contain important information regarding the merger transaction.

ITEM 7.

FINANCIAL STATEMENTS AND EXHIBITS.

(c)  Exhibits.

Exhibit No.	Exhibit Description

2.1	Agreement and Plan of Merger, dated as of July 23, 2004, by and among Trafalgar Ventures Inc., Cyberkinetics, Inc., Trafalgar Acquisition Corporation and Robert Gorden Smith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trafalgar Ventures Inc.

By:

/s/ Robert Gorden Smith

Name:

Robert Gorden Smith

Title:    President

Dated:  July 27, 2004

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EXHIBIT INDEX

Exhibit No.	Exhibit Description

2.1	Agreement and Plan of Merger, dated as of July 23, 2004, by and among Trafalgar Ventures Inc., Cyberkinetics, Inc., Trafalgar Acquisition Corporation and Robert Gorden Smith.

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